SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Sturm, Ruger & Company, Inc.
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STURM, RUGER & COMPANY, Inc.

LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

March 24, 2016

Dear Fellow Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Sturm, Ruger & Company, Inc. to be held at 9:00 a.m. Eastern Daylight Time on Tuesday, May 3, 2016 at The Grandover Resort & Conference Center in Greensboro, NC 27407. Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

The Board of Directors looks forward to joining you at the 2016 Annual Meeting.

STURM, RUGER & COMPANY, INC.

Michael O. Fifer
Chief Executive Officer

STURM, RUGER & COMPANY, Inc.

LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2016

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of STURM, RUGER & COMPANY, INC. (the “Company”) will be held at Grandover Resort & Conference Center, 1000 Club Road, Greensboro, NC 27407 on the 3rd day of May, 2016 at 9:00 a.m. Eastern Daylight Time to consider and act upon the following:

1.	A proposal to elect eight (8) Directors to serve on the Board of Directors for the ensuing year;
2.	A proposal to ratify the appointment of RSM US LLP as the Company's independent auditors for the 2016 fiscal year;
3.	An advisory vote on the compensation of the Company’s Named Executive Officers; and
4.	Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of Common Stock at the close of business on March 14, 2016 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting, at the Company's offices located at 271 Cardwell Road, Mayodan, NC 27027.

The Company's Proxy Statement is attached hereto.

By Order of the Board of Directors
Kevin B. Reid, Sr.
Corporate Secretary

Southport, Connecticut

March 24, 2016

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR VOTES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY REQUESTING AND RETURNING A PAPER PROXY USING THE POSTAGE-PAID ENVELOPE PROVIDED. REGISTERED STOCKHOLDERS MAY VIEW OR REQUEST THE PROXY MATERIALS AT WWW.ENVISIONREPORTS.COM/RGR OR BY CALLING 1-866-641-4276, AND MAY VOTE THEIR PROXY AT WWW.ENVISIONREPORTS.COM/RGR OR BY CALLING 1-800-652-8683. STOCKHOLDERS WHO HOLD THEIR SHARES THROUGH A BROKERAGE ACCOUNT MAY VIEW OR REQUEST THE PROXY MATERIALS AT WWW.PROXYVOTE.COM OR BY CALLING 1-800-579-1639, AND MAY VOTE THEIR PROXY AT WWW.PROXYVOTE.COM OR BY CALLING 1-800-454-8683. PLEASE REVIEW THE PROXY MATERIALS BEFORE VOTING YOUR SHARES.

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Sturm, Ruger & Company, Inc.

March 24, 2016

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on May 3, 2016 proxy solicitation and voting information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Sturm, Ruger & Company, Inc. (the “Company”) for use at the 2016 Annual Meeting of Stockholders (the “Meeting” or the “Annual Meeting of Stockholders”) of the Company to be held at 9:00 a.m. Eastern Daylight Time on May 3, 2016 at Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407 or at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement has been posted and is available on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov and the Company’s website at www.ruger.com. In addition, registered stockholders may view or request the proxy materials at www.envisionreports.com/RGR or by calling 1-866-641-4276, and may vote their proxy at www.envisionreports.com/RGR or by calling 1-800-652-8683. Stockholders who hold their shares through a brokerage account may view or request the proxy materials at www.proxyvote.com or by calling 1-800-579-1639, and may vote their proxy at www.proxyvote.com or by calling 1-800-454-8683. Please review the proxy materials before voting your shares.

The mailing address of the principal executive office of the Company is One Lacey Place, Southport, Connecticut 06890.

In accordance with rules established by the SEC that allow companies to furnish their proxy materials over the Internet, on March 24, 2016, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and Annual Report on Form 10-K to our stockholders who have not specified that they wish to receive paper copies of our proxy materials. The Notice of Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our Proxy Statement, Annual Report on Form 10-K and a form of proxy card. We believe this process will allow us to provide our stockholders with the information they need in a more timely, environmentally friendly and cost-effective manner. All expenses in connection with the solicitation of these proxies, which are estimated to be $100,000, will be borne by the Company. We encourage our stockholders to contact the Company’s transfer agent, Computershare Investor Services, LLC, or their stockbrokers to sign up for electronic delivery of proxy materials in order to reduce printing, mailing and environmental costs.

If your proxy is signed and returned, it will be voted in accordance with its terms. However, a stockholder of record may revoke his or her proxy before it is exercised by: (i) giving written notice to the Company's Secretary at the Company's address indicated above, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Company's Secretary at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not, in and of itself, constitute revocation of a proxy).

The Company's Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements, is enclosed herewith and has been posted and is available on the SEC website at www.sec.gov and the Company’s website at www.ruger.com.

Only holders of shares of Common Stock, $1.00 par value, of the Company (the “Common Stock”) of record at the close of business on March 14, 2016 will be entitled to vote at the Meeting. Each holder of record of the issued and outstanding shares of voting Common Stock is entitled to one vote per share. As of March 14, 2016, 18,963,000 shares of Common Stock were issued and outstanding and there were no outstanding shares of any other class of stock. The stockholders holding a majority of the issued and outstanding Common Stock, either present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.

In accordance with the Company's By-Laws and applicable law, with respect to Proposal No. 1, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy at the Meeting and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as Directors will be elected. Shares present, which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will be counted as being present at the Meeting only with respect to Proposal No. 2. These shares will not be counted as voting on the election of Directors, with the result that such abstentions and broker non-votes will have no effect as votes on the election of Directors. With respect to Proposal Nos. 2 and 3, the affirmative vote of shares representing a majority of the shares present and entitled to vote is required to ratify the appointment of RSM US LLP as the Company's independent auditors for the 2016 fiscal year, and to approve the advisory vote on executive compensation. This also applies to any other matters properly presented at the Meeting, whereby stockholder voting will indicate the relative preference among the choices presented on an advisory basis. Shares which are voted to abstain on these matters and broker non-votes will be considered present at the Meeting but will not be counted as voting for these matters, with the result that abstention and broker non-votes will have the same effect as votes against the proposal.

LIST OF PROPOSALS AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS

proposal no. 1 – election of directors

Eight Directors will be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until his or her successor is elected and has qualified.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” each of the named nominees.

Proposal no. 2 - ratification of independent auditors

RSM US LLP has served as the Company’s independent auditors since 2005. Subject to the ratification of the Company’s stockholders, the Board of Directors has reappointed RSM US LLP as the Company's independent auditors for the 2016 fiscal year.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent auditors.

Proposal no. 3 – Say On Pay

The Company shall seek an advisory vote on executive compensation.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” approval of the pay-for-performance compensation policies and practices employed by the Compensation Committee, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation in this Proxy Statement.

proposal no. 1 – election of directors

Eight Directors will be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until his or her successor is elected and has qualified.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees named below.

director NOMINEES

The following table lists each nominee for Director and sets forth certain information concerning each nominee's age, business experience, other directorships and committee memberships in publicly-held corporations, current Board committee assignments, and qualifications to serve on the Board as of the date of this Proxy Statement. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills which led the Board to conclude that he or she should serve as a Director, the Board also believes that all of our Director nominees have established reputations of integrity, honesty and adherence to high ethical standards, and have demonstrated a commitment of service to the Company, an appreciation of its products and the Constitutional rights of American citizens to keep and bear arms. Each nominee has effectively demonstrated business acumen and the ability to exercise sound judgment in his or her individual careers and service on other public boards and board committees, as applicable.

Seven of the nominees for Director listed below were elected at last year's Annual Meeting. Sandra S. Froman was appointed to the Board of Directors on December 1, 2015. Should any of the said nominees for Director not remain a candidate at the time of the Meeting (a condition which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees for Director selected by the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
John A. Cosentino, Jr. Age 66 Director since August, 2005

Mr. Cosentino has been a partner of Ironwood Manufacturing Fund, LP since 2002, a Director of Simonds International, Inc. since 2001, a Director of the Bilco Company since 2007, a Director of Whitcraft LLC since 2011, a Director of Addaero LLC since 2014, and Chairman of the Board of Habco Industries LLC since 2012. He was the Vice Chairman of Primary Steel, LLC from 2005 to 2007 and a Director of the Wiremold Compant from 1991-2000. He was a partner of Capital Resource Partners, LP from 1999 to 2000, and a Director in the following Capital Resource Partners, LP portfolio companies: Spirit Brands from 1998 to 2006, Pro Group, Inc. from 1999 to 2002, World Power Technologies, Inc. from 1998 to 2001, and Todd Combustion, Inc. from 1997 to 1999. Mr. Cosentino is the former Vice President-Operations of the Stanley Works, former President of PCI Group, Inc., former CEO and Co-owner of Rau Fastener, LLC, former President of the Otis Elevator-North America division of United Technologies, and former Group Executive of the Danaher Corporation. Mr. Cosentino is currently the Company’s Vice Chairman of the Board and Lead Director, Chairman of the Nominating and Corporate Governance Committee, and a member of the Compensation Committee, Audit, Special and Stock Repurchase Committees. The Board believes that Mr. Cosentino’s extensive executive management, investment management and board experience qualify him to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Michael O. Fifer Age 59 Director since October, 2006

Mr. Fifer has been Chief Executive Officer of the Company since September 25, 2006, and additionally served as President of the Company from April 23, 2008 to January 1, 2014. He was the Executive Vice President and President of Engineered Products of Mueller Industries, Inc. from 2003 to 2006, President of North American Operations of Watts Industries, Inc. from 1998 to 2002, President of Various Watts Industries divisions from 1994 to 1998, and a member of the Board of Directors and Audit, Compensation and Special Committees of Conbraco Industries from 2003 to 2006. Mr. Fifer is a member of the Board of Governors of the National Shooting Sports Foundation. The Board believes that Mr. Fifer’s executive leadership and management experience and skills, including his service as the CEO and President of the Company, and his deep understanding of the Company and its products and the firearms industry qualify him to serve on the Board of Directors.

Sandra S. Froman Age 66 Director since December, 2015

Ms. Froman is an attorney in private civil law practice with the Law and Mediation Office of Sandra S. Froman, P.L.C. She is a former partner of Snell & Wilmer, LLP, a former shareholder of Bilby & Shoenhair, PC, and a former partner of Loeb & Loeb, LLP. Ms. Froman is a former president and board member of the Arizona Bar Foundation. She taught law school at Santa Clara University Law School from 1983 – 1985. Ms. Froman has been a member of the board of directors of the National Rifle Association since 1992. She served as a vice president from 1998 – 2005 and as NRA president from 2005 – 2007. She has chaired a number of NRA committees, including the Executive Committee, the Legislative Policy Committee, the Grassroots Development Committee and the Industry Relations Task Force. She holds a lifetime position on the NRA Executive Council. She is also a former president and trustee of the NRA Foundation and a former trustee of the NRA Civil Rights Defense Fund. Ms. Froman also currently serves as chairman of the board of the Joe Foss Institute and is President of the Mzuri Wildlife Foundation and serves on its Board. The Board believes that Ms. Froman’s experience as an attorney and deep knowledge of, and involvement with, the firearms industry qualify her to serve on the Board of Directors.

C. Michael Jacobi Age 74 Director since June, 2006

Mr. Jacobi has been the non-executive Chairman of the Board of Directors since 2010. Mr. Jacobi has been the President of Stable House 1, LLC, a private real estate development company, since 1999. Mr. Jacobi has been a member of the Board of Directors and Chairman of the Audit Committee of the Corrections Corporation of America since 2000. He has been a member of the Board of Directors of Webster Financial Corporation since 1993, served as a member of its Audit Committee from 1993 (including as Audit Committee chair from 1996 to 2011), served as a member of its Compensation Committee from 2011 to 2015 and has been a member of its Risk Committee since 2010. He has been a member of the Board of Directors and Audit Committee of KCAP Financial Corporation since 2006. Mr. Jacobi became a member of the Board of Directors of Performance Sports Group Ltd. (formerly Bauer Performance Sports Ltd.) and its Audit, Compensation and Corporate Governance committees in 2012 and currently serves on its Audit Committee and is Chairman of its Nominating and Governance Committee. He is the former President, CEO and Board member of Katy Industries, Inc. and the former President, CEO and Board member of Timex Corporation. Mr. Jacobi is also a Certified Public Accountant. He is currently the Chairman of the Board, Chairman of the Stock Repurchase and Special Committees, and a member of the Compensation Committee. The Board believes that Mr. Jacobi’s extensive business, investment management, board experience and financial expertise qualify him to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Terrence G. O’Connor Age 60 Director since September, 2014

Mr. O'Connor has spent over 30 years in the financial services industry. Mr. O’Connor has been a principal of High Rise Capital Partners, LLC, a private real estate investment firm, since 2010 (including its predecessor company). He previously served as the Managing Partner of Cedar Creek Management, LLC, a private investment partnership, and as Partner at HPB Associates, also a private investment firm. Between 1990 and 1992, Mr. O’Connor served as an analyst with Feshbach Brothers. Prior to that, Mr. O'Connor spent 10 years at Kidder Peabody as a principal in equity sales and investment banking. Mr. O’Connor is currently a member of the Company’s Nominating and Corporate Governance Committee and Risk Oversight and Special Committees. The Board believes that Mr. O’Connor’s financial insight and extensive knowledge of the firearms industry qualify him to serve on the Board of Directors.

Amir P. Rosenthal Age 54 Director since January, 2010

Mr. Rosenthal has been the President, of Performance Sports Group Ltd. (formerly Bauer Performance Sports Ltd.) since 2015.  Chief Financial Officer and Executive Vice President of Finance and Administration from 2012-2015 and from 2008 to 2012, he served as its Chief Financial Officer.  From 2001 to 2008, he served in a variety of positions at Katy Industries, Inc., including Vice President, Chief Financial Officer, General Counsel and Secretary. From 1989 to 2001, Mr. Rosenthal served in a variety of positions at Timex Corporation, including Treasurer, Counsel and Senior Counsel, as well as Director and Chairman of Timex Watches Ltd. Mr. Rosenthal is currently Chairman of the Company’s Risk Oversight Committee and a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee. The Board believes that Mr. Rosenthal’s comprehensive business, legal and financial expertise qualifies him to serve on the Board of Directors.

Ronald C. Whitaker Age 68 Director since June, 2006

Mr. Whitaker served as the President and CEO of Hyco International from 2003 and as a member of its Board from 2001 until his retirement in 2011. In 2013, he joined the Board of Payne & Dolan, a family owned road construction business based in Wisconsin, and serves as a member of the Compensation Committee and is the Chairman of the Special Litigation Committee. Mr. Whitaker has been a Board member of Global Brass and Copper Company, Inc. since 2011, and serves as the chair of its Compensation Committee and as a member of its Audit Committee. Mr. Whitaker was a Board member of Pangborn Corporation from 2006 to 2015 and served as the chair of its Compensation Committee. He was a member of the Board and executive committee of Strategic Distribution, Inc., and was its President and CEO from 2000 to 2003. Mr. Whitaker was the President and CEO of Johnson Outdoors from 1996 to 2000, and CEO, President and Chairman of the Board of Colt’s Manufacturing Co., Inc. from 1992 to 1995. He is a former Board member of Firearms Training Systems, Group Decco, Michigan Seamless Tube, Precision Navigation, Inc., Weirton Steel Corporation and Code Alarm, and a former Trustee of the College of Wooster. Mr. Whitaker is currently the Chairman of the Company’s Compensation Committee and a member of the Audit Committee. The Board believes that Mr. Whitaker’s significant executive, board and firearms industry experience, and his knowledge of the Company’s products qualify him to serve on the Board of Directors.

Phillip C. Widman Age 61 Director since January, 2010

Mr. Widman was the Senior Vice President and Chief Financial Officer of Terex Corporation from 2002 until his retirement in 2013. In 2014, Mr. Widman joined the Board of Directors of Harsco Corporation and serves as a member of its Audit and Management Development and Compensation Committees. In 2014, Mr. Widman joined the Board of Directors of Vectrus, Inc. and serves as a member of its Audit Committee and Compensation Committee. He served as a Board and Nominating and Governance Committee member, and as Audit Committee chair, of Lubrizol Corp from November 2008 until September 2011. Mr. Widman was the Executive Vice President and Chief Financial Officer of Philip Services Corporation from 1998 to 2001. Mr. Widman is currently Chairman of the Company’s Audit Committee and a member of the Risk Oversight Committee. The Board believes that Mr. Widman’s extensive business management, board and audit committee experience, financial expertise and knowledge of shooting sports qualify him to serve on the Board of Directors.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees named above.

the board of directors and its committees

The Board of Directors is committed to good business practice, transparency in financial reporting and the highest level of corporate governance. To that end, the Board of Directors and its Committees continually review the Company's governance policies and practices as they relate to the practices of other public companies, specialists in corporate governance, the rules and regulations of the SEC, Delaware law (the state in which the Company is incorporated) and the listing standards of the New York Stock Exchange (“NYSE”).

Corporate Board Governance Guidelines and Code of Business Conduct and Ethics

The Company's corporate governance practices are embodied in the Corporate Board Governance Guidelines. In addition, the Company has adopted a Code of Business Conduct and Ethics which governs the obligation of all employees, executive officers and Directors of the Company to conform their business conduct to be in compliance with all applicable laws and regulations, among other things. Copies of the Corporate Board Governance Guidelines and Code of Business Conduct and Ethics are posted on the Company's website at www.ruger.com and are available in print to any stockholder who requests them by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below.

Political Contributions Policy

In February 2014, the Board of Directors established a Political Contributions Policy providing for the disclosure of political contributions, if any, as defined in the Political Contributions Policy, in excess of $50,000 in the aggregate. A copy of the Political Contributions Policy is posted on the Company’s website at www.ruger.com.

The Board’s Role in Risk Oversight

The Board’s role in the oversight of risk management includes receiving regular reports from the Risk Oversight Committee and senior management in areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks. The Risk Oversight Committee and the full Board review and discuss these reports with the goal of overseeing the identification and management of, and the development of mitigation strategies for these risks.

Independent, Non-Management Directors

More than a majority of the current Directors, including each member that serves on any committee of the Board, are “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”). The Board has affirmatively determined that none of Messrs. Cosentino, Jacobi, O’Connor, Rosenthal, Widman, and Whitaker, and Ms. Froman has or had a material relationship with the Company or any affiliate of the Company, either directly or indirectly, as a partner, shareholder or officer of an organization (including a charitable organization) that has a relationship with the Company, and are therefore “independent” for such purposes under the rules of the NYSE, including Rule 303A thereof.

The independent, non-management members of the Board meet regularly in executive sessions and each such meeting is led by the independent, non-executive Chairman of the Board, or in his absence, the independent, non-management Vice-Chairman and Lead Director. C. Michael Jacobi has served as the non-executive Chairman of the Board since April 28, 2010, and John A. Cosentino, Jr. has served as the Vice Chairman since April 28, 2010 and as the Lead Director since April 24, 2007.

Board Leadership Structure

On April 24, 2007, the By-Laws were amended to require the Chairman of the Board to be an independent, non-management Director who would preside at all meetings of the Board, including meetings of the independent, non-management Directors in executive session, which would generally occur as part of each regularly scheduled Board meeting. The separation of Chairman and Chief Executive Officer duties recognizes the difference in the two roles: the Chairman of the Board leads the Board of Directors as it provides guidance to and oversight of the CEO, while the CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The April 24, 2007 By-Laws amendment also provided that an independent, non-management Lead Director would be named to preside at stockholder, Board and executive session meetings and to act as an intermediary between the non-management Directors and management of the Company when special circumstances exist or communication out of the ordinary course is necessary, such as the absence or disability of the non-executive Chairman of the Board. On April 28, 2010, the Board amended the By-Laws to create the position of Vice-Chairman, who assumes the duties of Lead Director as outlined above.

Director Mandatory Retirement

In 2014, the Board of Directors established a policy whereby members of the Board are subject to mandatory retirement upon the later of their 75th birthday or February 11, 2019, if age 70 or older on the date the policy was adopted.

Director Resignation Policy

In 2008, the Board of Directors established a policy whereby any Director who experiences a change in employment must submit his or her resignation to the Board for its consideration.

Membership and Meetings of the Board and Its Committees

In May 2015, following the 2015 Annual Meeting of Stockholders, the members of the Board were C. Michael Jacobi, John A. Cosentino, Jr., Terrence G. O’Connor, Amir P. Rosenthal, Ronald C. Whitaker, Phillip C. Widman, and Michael O. Fifer. In December 2015, the Board appointed Sandra S. Froman as a Director.

The Board of Directors held four meetings during 2015. Each Director attended at least 75% of the meetings of the Board and of the Committees on which he or she served that were held during his or her 2015 tenure. In addition, all members of the Board attended the 2015 Annual Meeting of Stockholders. It is the policy of the Company that attendance at all meetings of the Board, all Committee meetings, and the Annual Meeting of Stockholders is expected, unless the Director has previously been excused by the Chairman of the Board for good cause. Committee memberships and the number of meetings of the full Board and its Committees held during the fiscal year 2015 are set forth in the table below. When feasible and appropriate, it is the practice of the Board to hold its regular Committee meetings in conjunction with the regular meetings of the Board of Directors.

Each Committee is governed by a written charter that has been adopted by the Board. A copy of each Committee’s charter is posted on the Company's website at www.ruger.com, and is available in print to any stockholder who requests it by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below.

Membership and Meetings of the Board and its Committees Table For Year 2015

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Oversight Committee
C. Michael Jacobi	Chairman		Member
John A. Cosentino, Jr.	Vice Chairman	Member	Member	Chair
Amir P. Rosenthal	Member	Member		Member	Chair
Ronald C. Whitaker	Member	Member	Chair
Phillip C. Widman	Member	Chair			Member
Terrence G. O’Connor	Member			Member	Member
Sandra S. Froman	Member
Michael O. Fifer	Member
Total Number of Meetings	4	4	4	4	4

committees of the board

Audit Committee

In 2015, the members of the Audit Committee of the Board were Phillip C. Widman, John A. Cosentino, Jr., Amir P. Rosenthal and Ronald C. Whitaker. Mr. Widman serves as Chairman of the Audit Committee. All members of the Audit Committee are considered “independent” for purposes of service on the Audit Committee under the rules of the NYSE, including Rule 303A thereof, and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Audit Committee are financially literate and have a working familiarity with basic finance and accounting practices. In addition, the Company has determined that each of Messrs. Cosentino, Rosenthal, Whitaker and Widman is a audit committee financial expert as defined by the SEC rules and regulations.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling its responsibility with respect to its oversight of: (i) the quality and integrity of the Company's financial statements; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications and independence; and (iv) the performance of the Company's internal audit function and independent auditors. In addition, the Audit Committee prepares the report required by the SEC rules included in this Proxy Statement.

The Audit Committee held four meetings during 2015. All members of the Audit Committee attended all meetings of the committee during their 2015 tenure. The Annual Report of the Audit Committee is included in this Proxy Statement.

Report of the Audit Committee*

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the audited financial statements.

RSM US LLP is the independent registered public accounting firm appointed by the Company, and ratified by the Company’s stockholders on May 5, 2015, to serve as the Company’s independent auditors for the 2015 fiscal year. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by PCAOB Auditing Standard 16 (Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, and has received the written disclosures and the letter from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and RSM US LLP’s report regarding its internal controls as required by NYSE Rule 303A.07. The Audit Committee also has considered whether RSM US LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.

The Committee discussed with the independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal year 2015.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes.  However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by RSM US LLP.

AUDIT COMMITTEE
Phillip C. Widman, Chairman
John A. Cosentino, Jr.
Amir P. Rosenthal
Ronald C. Whitaker

February 22, 2016

*	The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Exchange Act (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed to be "soliciting material" or "filed" under the Acts.

Compensation Committee

In 2015, the members of the Compensation Committee of the Board were Ronald C. Whitaker, John A. Cosentino, Jr., and C. Michael Jacobi. Mr. Whitaker serves as Chairman of the Compensation Committee. All members of the Compensation Committee are considered “independent” for purposes of service on the Compensation Committee under the rules of the NYSE, including Rule 303A thereof.

The purposes of the Compensation Committee are: (i) discharging the responsibilities of the Board with respect to the compensation of the Chief Executive Officer of the Company, the other executive officers of the Company and members of the Board; (ii) establishing and administering the Company's cash-based and equity-based incentive programs; and (iii) producing an annual report on executive compensation to be included in the Company's annual Proxy Statement, in accordance with the rules and regulations of the NYSE and the SEC, and any other applicable rules or regulations. The Compensation Committee has the authority to form and delegate authority to one or more subcommittees, made up of one or more of its members, as it deems appropriate from time to time.

The Compensation Committee held four meetings during 2015. All members of the Compensation Committee attended at least 75% of all meetings of the Committee during their tenure. The annual Compensation Committee Report on Executive Compensation is included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During the 2015 fiscal year, none of the Company's executive officers served on the board of directors of any entities whose directors or officers serve on the Company's Compensation Committee. No current or past executive officers of the Company serve on the Compensation Committee.

Compensation Committee Consultant Independence

In accordance with the requirements of the SEC and the NYSE, the Compensation Committee has reviewed the independence of Towers Watson, an outside consultant retained to evaluate the compensation of the Company’s Named Executive Officers, and has determined that Towers Watson meets the independence criteria established under Item 407(e)(3)(iv) of Regulation S-K. See “How Does the Compensation Committee Utilize Independent Consultants” below.

Compensation Committee Report on Executive Compensation *

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Ronald C. Whitaker, Chairman
C. Michael Jacobi
John A. Cosentino, Jr.

March 4, 2016

*	The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of the Acts, except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed to be "soliciting material" or "filed" under the Acts.

Nominating and Corporate Governance Committee

In 2015, the members of the Nominating and Corporate Governance Committee of the Board were John A. Cosentino, Jr., Amir P. Rosenthal and Terrence G. O’Connor. Mr. Cosentino serves as Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible to the Board for identifying, vetting and nominating potential Directors and establishing, maintaining and supervising the corporate governance program. Some of these responsibilities are discussed in more detail below.

The Nominating and Corporate Governance Committee held four meetings during 2015. All members of the Committee attended all meetings of that committee during their 2015 tenure.

As required under its charter, the Nominating and Corporate Governance Committee has adopted criteria for the selection of new Directors, including, among other things, career specialization, technical skills, strength of character, independent thought, practical wisdom, mature judgment and cultural, gender and ethnic diversity. The Committee considers it important for Directors to have experience serving as a chief executive or financial officer (or another, similar position) in finance, audit, manufacturing, advertising, military or government, and to have knowledge and familiarity of firearms and the firearms industry. The Committee will also consider any such qualifications as required by law or applicable rule or regulation, and will consider questions of independence and conflicts of interest. In addition, the following characteristics and abilities, as excerpted from the Company's Corporate Board Governance Guidelines, will be important considerations of the Nominating and Corporate Governance Committee:

•	Personal and professional ethics, strength of character, integrity and values;

•	Success in dealing with complex problems or having excelled in a position of leadership;

•	Sufficient education, experience, intelligence, independence, fairness, ability to reason, practicality, wisdom and vision to exercise sound and mature judgment;

•	Stature and capability to represent the Company before the public and the stockholders;

•	The personality, confidence and independence to undertake full and frank discussion of the Company's business assumptions;

•	Willingness to learn the business of the Company, to understand all Company policies and to make themselves aware of the Company's finances;

•	Willingness at all times to execute their independent business judgment in the conduct of all Company matters;

•	Diversity of skills, attributes and experience which augment the composition of the Board in execution of its oversight responsibilities to the benefit to the Company; and

•	Cultural, gender and ethnic diversity.

The charter also grants the Nominating and Corporate Governance Committee the responsibility to identify and meet individuals believed to be qualified to serve on the Board and recommend that the Board select candidates for directorships. The Nominating and Corporate Governance Committee's process for identifying and evaluating nominees for Director, as set forth in the charter, includes inquiries into the backgrounds and qualifications of candidates. These inquiries include studies by the Nominating and Corporate Governance Committee and may also include the retention of a professional search firm to be used to assist it in identifying or evaluating candidates.

The Nominating and Corporate Governance Committee has a written policy which states that it will consider Director candidates recommended by stockholders. There is no difference in the manner in which the Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders and the manner in which it evaluates candidates recommended by other sources. Shareholder recommendations for the nomination of directors should set forth (a) as to each proposed nominee, (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a Director of the Company if elected); (b) as to the shareholder giving the notice, (i) their name and address, as they appear on the Company’s books, (ii) the number of shares of the Company which are beneficially owned by such shareholder and (iii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person. The Company may require any proposed nominee to furnish such other information as it may reasonably need to determine the eligibility of a proposed nominee to serve as a Director of the Company, including a statement of the qualifications of the candidate and at least three business references. All recommendations for nomination of Directors should be sent to the Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890. The Corporate Secretary will accept such recommendations and forward them to the Chairman of the Nominating and Corporate Governance Committee. In order to be considered for inclusion by the Nominating and Corporate Governance Committee as a candidate at the Company's next Annual Meeting of Stockholders, stockholder recommendations for Director candidates must be received by the Company in writing delivered or mailed by first class United States mail, postage prepaid, no earlier than January 3, 2017 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders) and no later than February 4, 2017 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders).

The Company has not rejected any Director candidates put forward by a stockholder or group of stockholders who beneficially owned more than 5% of the Company's Common Stock for at least one year prior to the date of the recommendation.

Risk Oversight Committee

In 2015, the members of the Risk Oversight Committee were Amir P. Rosenthal, Phillip C. Widman and Terrence G. O’Connor. Amir P. Rosenthal serves as Chairman of the Risk Oversight Committee.

The Board established the Risk Oversight Committee in 2010 to collaborate with the Company's executive team in assisting the Board in fulfilling its responsibility with respect to the Company’s enterprise risk management oversight. The Risk Oversight Committee's responsibilities and roles are as follows:

•	To monitor all enterprise risk. In doing so, the Committee recognizes the responsibilities delegated to other committees of the Board, and understands that the other committees of the Board may emphasize specific risk monitoring through their respective activities;

•	To receive, review and discuss regular reports from senior management in areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks;

•	To discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessments and risk management policies; and

•	To study or investigate any matter of interest or concern that the Committee deems appropriate.

The Risk Oversight Committee held four meetings during 2015. All members of the Committee attended all of the meetings of the Committee during their 2015 tenure.

director compensation

The Board believes that compensation for the Company’s independent Directors should be a combination of cash and equity-based compensation. The Directors and the Compensation Committee annually review Director compensation utilizing published compensation studies. Any recommendations for changes are made to the full Board by the Compensation Committee. In 2010, as a result of these reviews, the Directors’ fee structure was changed as described below.

Directors’ Fees and Other Compensation

In 2010, the Board approved a fee schedule whereby non-management independent Directors receive annual retainer compensation as follows: Chairman of the Board $140,000; Vice Chairman of the Board $130,000; all others $100,000. The retainer compensation is paid as 2/3 in cash and 1/3 in one-year restricted stock grants. In addition to the annual retainer fees, all non-management independent Directors receive annual long-term equity compensation of $50,000 paid in the form of three-year-restricted stock units. All non-management independent Directors also receive long-term equity compensation of $100,000, in the form of five-year restricted stock units, upon joining the Board of Directors.

The Company’s Chief Executive Officer and non-independent Director Michael O. Fifer does not receive compensation for his service as a member of the Board of Directors.

On May 5, 2015, the annual restricted shares awarded on May 9, 2014 vested and the related shares were issued to the then-current independent Directors. On May 8, 2015, the long-term restricted stock awarded on May 8, 2012 vested and the related shares were issued to the then-current independent Directors. In addition, on May 8, 2015, four business days after the 2015 Annual Meeting of Stockholders, the then-current independent Directors were granted their 2015 annual and long-term awards of restricted stock.

On March 1, 2016, four business days after the filing of the Company’s Annual Report on Form 10-K, Ms. Froman was awarded (i) a pro rata share of the 2015 annual and long-term awards of restricted stock made to the other non-management independent directors following the 2015 Annual Meeting of Stockholders, and (ii) long-term equity compensation of $100,000 in the form of five-year restricted stock units, in recognition of her becoming a Director in December 2015.

Directors are covered under the Company's business travel accident insurance policy for $1,000,000 while traveling on Company business, and are covered under the Company's director and officer liability insurance policies for claims alleged in connection with their service as Directors.

All Directors were reimbursed for reasonable out-of-pocket expenses related to attendance at Board, Committee and stockholder meetings.

Directors' Compensation Table For Year 2015

The following table reflects the compensation received during the 2015 fiscal year by each independent Director.

Name	Fees Earned or Paid in Cash (1) ($)	Number of Shares Underlying Stock Awards (#)	Stock Awards (2) ($)	Other Compensation (3) ($)	Total Director Compensation (4) ($)

C. Michael Jacobi	$93,333	1,731	$96,667	$10,530	$200,530

John A. Cosentino, Jr.	$86,668	1,671	$93,333	$10,467	$190,468

Amir P. Rosenthal	$66,668	1,492	$83,333	$10,281	$160,282

Ronald C. Whitaker	$66,668	1,492	$83,333	$10,281	$160,282

Phillip C. Widman	$66,668	1,492	$83,333	$10,281	$160,282

Terrence G. O’Connor	$66,668	1,492	$83,333	$271	$150,272

Sandra S. Froman	$5,555	0	$0	$0	$5,555

Notes to Directors' Compensation Table

(1)	See “DIRECTORS’ FEES AND OTHER COMPENSATION” above.
(2)	Represents aggregate grant date fair value of non-qualified equity awards made to each non-management independent director on May 8, 2015 under the 2007 Stock Incentive Plan in accordance with the Director annual fee schedule approved in 2010. The amounts shown represent the full grant date fair value of the awards calculated in accordance with the provisions of FASB ASC 718, and are shown at the maximum unit value expected upon the attainment of the time-based vesting of the awards.
(3)	Consists of accrued dividends paid upon the May 5, 2015 and the May 8, 2015 vesting and conversion of restricted stock units awarded to each Director as described above.
(4)	The Company's non-management Directors do not receive non-equity incentive plan compensation, stock options, pension benefits or non-qualified deferred compensation.

Directors’ and Executive Officers’ Beneficial Equity Ownership

The Board has established a minimum equity ownership requirement for independent, non-management Directors of five times their annual base cash retainer to be achieved within five years of the date of adoption or the date of a Director's election. As Directors are expected to hold a meaningful ownership position in the Company, a significant portion of overall Director compensation is intended to be in the form of Company equity. This has been partially achieved through options granted to the independent Directors under the 2001 Stock Option Plan for Non-Employee Directors or 2007 Stock Incentive Plan and through the annual deferred equity awards made to the Directors under the 2007 Stock Incentive Plan. The Board has also established a minimum equity ownership requirement for the Company’s Chief Executive Officer of three times his base salary, and for the Company’s other Named Executive Officers of two times their respective base salaries, to be achieved within five years of their appointment. The current amounts of Common Stock beneficially owned by each Director and Named Executive Officer may be found in the “BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE” below.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE

The following table sets forth certain information as of March 14, 2016 as to the number of shares of the Company’s Common Stock beneficially owned by each Director, Named Executive Officer and all Directors and Executive Officers of the Company as a group.

Name	Beneficially Owned Shares of Common Stock	Stock Options Currently Exercisable or to Become Exercisable within 60 days after March 16, 2016	Total Shares Beneficially Owned	Percent of Class
Independent Directors:
C. Michael Jacobi	13,504	0	13,504	*
John A. Cosentino, Jr.	21,817	0	21,817	*
Amir P. Rosenthal	15,045	5,472	20,517	*
Ronald C. Whitaker	32,201	0	32,201	*
Phillip C. Widman	45,934	0	45,934	*
Terrence G. O’Connor	5,637	0	5,637	*
Sandra S. Froman	1,794	0	1,794	*

Michael O. Fifer (also a Director)	191,468	0	191,468	1.0%
Christopher J. Killoy	80,111	0	80,111	*
Thomas A. Dineen	47,277	0	47,277	*
Mark T. Lang	36,830	0	36,830	*
Thomas P. Sullivan	46,573	0	46,573	*
Directors and executive officers as a group: (7 independent Directors, 1 Director who is also an executive officer and 7 other executive officers)	624,923	5,472	630,395	3.3%

Notes to Beneficial Ownership Table

*	Beneficial owner of less than 1% of the outstanding Common Stock of the Company.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of the Section 16(a) report forms furnished to the Company and written representations that no other reports were required, that with respect to the period from January 1, 2015 through December 31, 2015, all such forms were filed in a timely manner by the Company's officers, Directors and greater-than-10% beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board has a policy of monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. There were no related-party transactions in 2015.

principal stockholders

The following table sets forth as of March 14, 2016 the ownership of the Company’s Common Stock by each person of record or known by the Company to beneficially own more than 5% of such stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Class (%)
Common Stock	The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	2,288,648	12.1%
Common Stock	Black Rock Inc. 40 East 52nd Street New York, NY 10022	1,870,691	9.9%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,579,498	8.3%
Common Stock	Allianz Global Investors U.S. Holdings LLC 680 Newport Center Drive, Suite 250 Newport Beach, CA 92660 NJF Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	993,726	5.3%

Notes to Principal Stockholder Table
(1)	Such information is as of December 31, 2015 and is derived exclusively from Schedules 13G or Schedules 13G/A filed by the named beneficial owners on or before March 14, 2016.

Proposal No. 2 - ratification of independent auditors

Principal Accountants' Fees and Services

The following table summarizes the fees incurred by the Company for professional services rendered by RSM US LLP during fiscal years 2015 and 2014.

Principal Accountants’ Fees
	2015	2014
Audit Fees	$ 660,000	$ 614,000
Audit-Related Fees	$ 48,000	$ 49,000
Tax Fees	$ 14,000	$ 13,770
All Other Fees	$ 0	$ 81,981
Total Fees	$722,000	$758,751

Audit Fees

Consist of fees billed for professional services rendered for the audit of the Company's consolidated financial statements, the audit of internal controls over financial reporting per Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in quarterly reports.

Audit - Related Fees

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These services include audits of the Company's employee benefit and compensation plans.

Tax Fees

Consist of fees billed for professional services for tax assistance, including pre-filing reviews of original and amended tax returns for the Company.

All Other Fees

Consist of fees billed for professional services related to miscellaneous matters including transaction advisory services and financial due diligence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

It is the policy of the Audit Committee to meet and review and approve in advance, on a case-by-case basis, all engagements by the Company of permissible non-audit services or audit, review or attest services for the Company to be provided by the independent auditors, with exceptions provided for de minimis amounts under certain circumstances as prescribed by the Exchange Act. The Audit Committee may, at some later date, establish a more detailed pre-approval policy pursuant to which such engagements may be pre-approved without a meeting of the Audit Committee. Any request to perform any such services must be submitted to the Audit Committee by the independent auditors and management of the Company and must include their views on the consistency of such request with the SEC's rules on auditor independence.

All of the services of RSM US LLP which consisted of Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its policy on permissible non-audit services or audit, review or attest services for the Company to be provided by its independent auditors, and no such approval was given through a waiver of such policy for de minimis amounts or under any of the other circumstances as prescribed by the Exchange Act.

Representatives of RSM US LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the ratification of RSM US LLP as the Company's independent auditors.

PROPOSAL No. 3 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s executive officers as disclosed in this Proxy Statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of the Company’s executive officers and the philosophy, policies and practices described in this Proxy Statement.

As described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to the Company. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at competitive levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our shareholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2015 compensation of our Named Executive Officers.

Text of Resolution:

“RESOLVED, that the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis approved by the Compensation Committee of the Board and included in the Corporation’s 2016 Proxy Statement be submitted to a nonbinding advisory vote of the stockholders of the Corporation (the “Say on Pay Vote”) at the 2016 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Company held a say-on-pay vote in connection with the 2015 Annual Meeting of Stockholders and currently intends to hold a say-on-pay vote on an annual basis hereafter.

COMPENSATION DISCUSSION AND ANALYSIS

How Did the Company Perform in 2015 and How Did We Compensate our Executives?

Sturm, Ruger is focused on sales growth, profitability, and delivering superior returns to its shareholders and our executive compensation programs are strongly linked to our financial performance. Our indexed returns to shareholders over the past five years have outpaced multiple indices, as illustrated graphically below.

Comparison of Five-Year Cumulative Total Return*

Sturm, Ruger & Co., Inc., Standard & Poor’s 500, Recreation and Russell 2000 Index

(Performance Results Through 12/31/15)

$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Sturm, Ruger & Co., Inc.
Standard & Poors 500
Recreation
Russell 2000 Index
2010
2011
2012
2013
2014
2015

Assumes $100 invested at the close of trading 12/10 in Sturm, Ruger & Company, Inc., common stock, Standard and Poor’s 500, Recreation and Russell 2000 Index.

* Cumulative total return assumes reinvestment of dividends.

Source: Value Line Publishing LLC

Based on the above performance, the Compensation Committee made the following compensation determinations with respect to the 2015 compensation for our Named Executive Officers:

•	Authorized the achievement of our performance-based non-equity incentive at 116.5% of target for all eligible employees;
•	Authorized a Company-wide profit-sharing pool equal to 15% of the adjusted operating profit after full accrual of the profit sharing and bonuses; and
•	Determined that the performance criteria for the 2015 annual performance-based equity awards were not achieved.

Our Committee believes that these actions related to incentive compensation illustrate the alignment of our pay and performance for 2015. In light of the Company’s financial accomplishments and our pay-for-performance philosophy, the Compensation Committee recommends that our shareholders vote “FOR” this year’s resolution to approve the Named Executive Officer (“NEO”) compensation as described in this Proxy Statement.

What is the Company's Philosophy and Objectives Regarding Compensation?

The Company's executive compensation program is designed to align and reward both corporate and individual performance in an environment that reflects commitment, responsibility and adherence to the highest standards of ethics and integrity. Recognition of both individual contributions as well as overall business results permits an ongoing evaluation of the relationship between the size and scope of the Company's operations, its performance and its executive compensation.

As a result of the Company's equity and non-equity incentive plan awards, more than one half of the Named Executive Officers’ target compensation for 2016 is considered “at risk” and linked directly to corporate performance.

What Are the Elements of the Company’s Executive Remuneration and the Objectives of Each?

Remuneration Element	Description	Primary Objectives
Base Salary	Reflects fixed compensation.	• Attract and retain employees over time • Provide a base level of total compensation to reflect an individual’s role and responsibilities
Annual Incentive	Comprised of a performance-based annual bonus and a profit-sharing program.	• Focus executives and employees on important short-term Company-wide performance goals • Recognize and reward overall annual business results and individual / team contributions
Equity Compensation

Comprised of annual performance-based restricted stock units with performance-based and time-based vesting criteria (double-trigger for vesting).

Certain executives receive annual awards of restricted stock units in lieu of renewing time-based retention awards. These awards have double triggers requiring both achievement of performance goals and the passage of time.

Responding to shareholder feedback and to align more closely to the market, the Committee made changes to the performance-based equity program for 2016. For the 2016 award, we will measure total shareholder return over a three-year period compared to the Russell 2000 index.

• Focus executives and employees on important long-term Company-wide performance goals including increases to the Company’s stock price over a period of several years, growth in its earnings per share and other measurements of corporate performance

• Align our executives with the interests of shareholders and deliver a superior rate of return

• Retain executives and employees over time

Remuneration Element	Description	Primary Objectives
Health, Welfare and Retirement Benefits	Generally reflect those benefits provided to our broad employee population.	• Attract and retain employees over time • Provide for the safety, security and wellness of employees
Severance Arrangements	Specific severance agreements for Officers that provide benefits when employment terminates as a result of a change in control or by the Company without cause.	• Facilitate the Company's ability to attract and retain talented executives • Encourage executives and employees to remain focused on the Company's business during times of corporate change

How Does the Company Determine the Amount/Formula for Each Element?

Generally, each element of compensation, including base salaries and performance-based bonus and equity incentive opportunities, is evaluated independently and as a whole to determine whether it is competitive and reasonable within the market, as further described below. Each component of the target compensation for each of the Named Executive Officers is recommended by the Compensation Committee to the Board after:

•	Evaluating each executive’s current responsibilities and the scope and performance of the operations under their management;
•	Reviewing their individual experience and performance; and
•	Evaluating the balance of equity and non-equity compensation for each executive with the goal of fairly rewarding individual and group performance results.

The Compensation Committee also periodically evaluates components of each Named Executive Officer’s target compensation using benchmarking studies, as described below.

The Compensation Committee utilizes benchmarking reports prepared by Towers Watson, an independent consulting group, to analyze the compensation of the Company’s Named Executive Officers. The reports discussed how the Company’s executive compensation program compared with those of peer companies on base salary, target bonus, long-term incentives and total direct compensation. The Committee looked at each individual element of total compensation as well as the overall level and mix of remuneration.

In its reports, Willis Towers Watson focused on a broad array of manufacturing companies with revenues between $250 million and $1 billion included in the following published survey sources:

•	Willis Towers Watson General Industry Top Management Compensation Survey Report - U.S.
•	Willis Towers Watson Executive Compensation Database
•	Mercer U.S. Executive Compensation Survey

Towers Watson’s report concluded that the target compensation paid to the Named Executive Officers in 2015 generally fell within the 50th and 75th percentile of surveyed companies with revenue between $250 million and $1 billion.

As a result of these analyses, the Compensation Committee concluded that the total compensation of its executives fell within the parameters set by the Compensation Committee for relating executive compensation to Company performance.

How are Salaries Determined?

Salaries for executive officers are determined by considering the following factors without applying any specific formula to determine the weight of each factor:

•	current responsibilities of the officer’s position, the scope and performance of the operations under their management;
•	the experience and performance of the individual;

•	market rates for compensation of new executives being recruited to the Company and by comparing those salaries to recruiting offers made to the Company’s executives by competitors; and
•	historical salaries paid by the Company to officers having certain duties and responsibilities.

The Compensation Committee has historically followed a policy of using performance-based incentive bonus awards rather than base salary to reward outstanding performance, and base salaries are not typically adjusted each year. For 2015, there were no changes to the base salaries of any of the Named Executive Officers. Increases have been made for 2016 reflecting typical market movements.

NAMED EXECUTIVE OFFICERS’ BASE SALARIES

Name	2015 Base Salary	Effective Date	2016 Base Salary	Effective Date
Michael O. Fifer	$550,000	February 16, 2014	$575,000	March 1, 2016
Christopher J. Killoy	$350,000	January 1, 2014	$370,000	March 1, 2016
Thomas A. Dineen	$285,000	February 16, 2014	$300,000	March 1, 2016
Mark T. Lang	$285,000	February 16 ,2014	$300,000	March 1, 2016
Thomas P. Sullivan	$285,000	February 16, 2014	$300,000	March 1, 2016

How are Profit Sharing and Bonuses Determined?

Profit Sharing

The Company offers profit sharing to all of its employees. The amount of profit sharing is formula-based and is determined by the operating results of the Company. All employees participate in it pro-rata based on their actual base salary or hourly wage compensation. The amount of earnings that is paid quarterly as profit-sharing is authorized by the Board of Directors, and is typically 15% of Adjusted Operating Profit (“AOP”) after accrual for all bonuses and profit sharing. AOP is a non-GAAP measure of operating profit adjusted to eliminate the impact of LIFO income or expense, overhead and direct labor rate changes, excess and obsolete inventory reserve changes, and other income or expenses that we believe are related to longer periods of time, such as product recalls.

Based upon our 2015 AOP results of $95.7 million, our Named Executive Officers received the following profit-sharing:

Name	2015 Profit Sharing
Michael O. Fifer	$80,820
Christopher J. Killoy	$51,430
Thomas A. Dineen	$41,880
Mark T. Lang	$41,880
Thomas P. Sullivan	$41,880

Annual Performance-Based Non-equity Incentive (the annual Cash Bonus)

The Company offers an annual performance-based non-equity incentive award (i.e., the cash bonus) to all but its most junior grade of employees. The amounts of the performance-based incentive award are based on a target compensation value for each individual and are authorized by the Board of Directors.

In February 2015, the Board of Directors established target (100%) achievement of the bonus at AOP of $88.4 million. The Board of Directors believed achieving this level of AOP in 2015 would be a challenging goal. The 2015 actual achievement percentage was adjusted up or down from 100% achievement by 1% for every $442,000 of AOP above or below $88.4 million. There is no minimum or maximum payout limit for the annual performance-based non-equity incentive.

Our actual AOP results in 2015 were $95.7 million, which provided for a performance-based non-equity incentive achievement equal to 116.5% of target. The table below provides the 2015 target and actual performance-based incentive results for each of our Named Executive Officers.

Performance-Based Non-Equity Awards
Name	2015 Base Salary	2015 Target Award		2015 Actual Award
		% of Salary	$ Value
Michael O. Fifer	$550,000	100%	$550,000	$640,750
Christopher J. Killoy	$350,000	75%	$262,500	$305,800
Thomas A. Dineen	$285,000	67%	$190,000	$221,350
Mark T. Lang	$285,000	67%	$190,000	$221,350
Thomas P. Sullivan	$285,000	67%	$190,000	$221,350

How are Equity Compensation Awards Determined?

Equity compensation is a significant component of the Company's overall compensation philosophy and is built on the principles that it should seek to align participants' actions and behaviors with stockholders' interests, be market-competitive, and be able to attract, motivate and retain the best employees and Directors.

The annual performance-based equity award opportunity is subject to a performance-based vesting trigger and three-year time-based vesting, both of which need to be satisfied.

The amounts of the annual performance-based equity awards are based on a target compensation value for each Named Executive Officer and are authorized by the Board of Directors. The number of restricted stock units (“RSUs”) awarded are determined by taking the target for the equity compensation and dividing by the mean of high and low stock price on the effective date of the award. The table below shows the 2016 target equity incentive awards for each Named Executive Officer.

2016 Target Performance-Based Equity Award
Name	2015 Base Salary	% of Salary	$ Value	Number of RSUs Awarded
Michael O. Fifer	$550,000	100%	$550,000	10,436
Christopher J. Killoy	$350,000	75%	$262,500	4,981
Thomas A. Dineen	$285,000	67%	$190,000	3,605
Mark T. Lang	$285,000	67%	$190,000	3,605
Thomas P. Sullivan	$285,000	67%	$190,000	3,605

In response to shareholder feedback and to more closely align to market practice, the Compensation Committee made changes to the performance-based equity program for 2016. For the 2016 award, we will measure relative total shareholder return performance compared to the Russell 2000 index. Performance will be measured over a 3-year period, focused on a 1-year, 2-year and 3-year return as compared to the index. Each period will be weighted, such that the 3-year return will be the most heavily weighted.

For each of the 1, 2 and 3-year periods, we define performance and resulting payout as follows:

Performance	Resulting Payout (as a % of Target)
49th Percentile or Lower	No payout
50th percentile – 74th percentile	25%
75th percentile – 94th percentile	100%
95th percentile or greater	200%

Clawback Policy

In 2014, the Board of Directors instituted an Executive Compensation Clawback Policy whereby the performance-based compensation of the Company’s executive officers is subject to clawback provisions in the event of fraud or intentional illegal conduct which requires the restatement of the Company’s financial results. A copy of this policy is posted on the Company’s website at www.ruger.com.

What are the Company’s Health, Welfare and Retirement Benefits?

The Company offers the same health, welfare and retirement benefits to all salaried employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, 401(k) plan and other similar benefits. Because these benefits are offered to a broad class of employees, the cost is not required by SEC rules to be included in the “SUMMARY COMPENSATION TABLE” below.

Additionally, officers are covered under the Company's business travel accident insurance policy for ten times their base salary to a maximum of $5,000,000 while traveling at any time. Officers are also covered under the Company's director and officer liability insurance policies for claims alleged in connection with their service.

Does the Company Provide Perquisites?

The Company believes in limited perquisites for its Directors and executive officers and does not include common perquisites such as company cars or club memberships. Authorized perquisites include discounts on Company products, which are available to all Company employees and Directors. Additionally, the Company has a Relocation Policy covering all employees based on their grade level that provides various levels of temporary living and relocation expense reimbursements, payment of related taxes, and the use of Company vehicles for business travel. Temporary living and relocation reimbursements and related tax payments for the Named Executive Officers are disclosed in the “SUMMARY COMPENSATION TABLE” below.

How is the Chief Executive Officer's Performance Evaluated and Compensation Determined?

The Nominating and Corporate Governance Committee, the Compensation Committees and the Board as a whole annually evaluate the performance and review the compensation of the Chief Executive Officer utilizing a variety of criteria. The job objectives established for the Chief Executive Officer are:

•	To promote and require the highest ethical conduct by all Company employees and demonstrate personal integrity consistent with the Company's Corporate Governance Guidelines;
•	To establish, articulate and support the vision for the Company that will serve as a guide for expansion;
•	To align physical, human, financial and organizational resources with strategies;
•	To communicate strategies and alignment in a clear manner so that every employee understands their personal role in the Company's success;
•	To establish a succession planning process in order to select, coordinate, evaluate and promote the best management team; and
•	To keep the Board informed on strategic and business issues.

Evaluation of the Chief Executive Officer's performance with regard to these job objectives is rated on the following business skills and performance achievement:

•	Leadership: his ability to lead the Company with a sense of direction and purpose that is well understood, widely supported, consistently applied and effectively implemented;
•	Strategic Planning: his development of a long-term strategy, establishment of objectives to meet the expectations of stockholders, customers, employees and all Company stakeholders, consistent and timely progress toward strategic objectives and obtainment and allocation of resources consistent with strategic objectives;
•	Financial Goals and Systems: his establishment of appropriate and longer-term financial objectives and ability to consistently achieve these goals and ensure that appropriate systems are maintained to protect assets and control operations;

•	Financial Results: his ability to meet or exceed the financial expectations of stockholders, including improvement in operating revenue, cash flow, net income, earnings per share and share price;
•	Succession Planning: his development, recruitment, retention, motivation and supervision of an effective senior management team capable of achieving objectives;
•	Human Resources: his development of effective recruitment, training, retention and personnel communication plans and programs to provide and motivate the necessary human resources to achieve objectives;
•	Communication: his ability to serve as the Company's chief spokesperson and communicate effectively with stockholders and all stakeholders;
•	Industry Relations: his ensuring that the Company and its operating units contribute appropriately to the well-being of their communities and industries, and representation of the Company in community and industry affairs; and
•	Board Relations: his ability to work closely with the Board to keep it fully informed on all important aspects of the status and development of the Company, his implementation of Board policies, and his recommendation of policies for Board consideration.

The Chief Executive Officer's compensation levels are determined after performance evaluations based on published and commissioned compensation studies, the Chief Executive Officer's demonstrated abilities and contributions to the success of the Company, and the overall results of Company operations.

The Board of Directors has periodically increased Mr. Fifer’s compensation based on analyses of competitive compensation as discussed above.

What are the Company's Governance Practices Regarding Compensation?

Stockholders:

The 2007 Stock Incentive Plan was approved by the stockholders at the Company's 2007 Annual Meeting. The Company does not have any stock plans that are not stockholder-approved. See the Company Annual Report on Form 10-K for the year ended December 31, 2015 for a listing of the number of securities to be issued under the 2007 Stock Incentive Plan, the weighted average exercise price of all options, warrants and rights outstanding under the 2007 Stock Incentive Plan and the number of securities remaining available for future issuances under the 2007 Stock Incentive Plan.

Board and Compensation Committee and Nominating and Corporate Governance Committee:

The Compensation Committee and the Board determine the compensation of the Company's executive officers, including the individuals whose compensation is detailed in this Proxy Statement. The Compensation Committee, which is composed entirely of independent, non-management Directors, establishes and administers compensation programs and philosophies. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee is responsible for the recommendation of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, retirement formulas for executive officers, deferred compensation plans, and any employment and change-in-control agreements. In addition, the performance of each executive officer is evaluated by the Nominating and Corporate Governance Committee and reported to the full Board. The full Board reviews the Compensation Committee and Nominating and Corporate Governance Committee reports and acts on recommendations of the Compensation Committee.

Management:

The Chief Executive Officer's views regarding the performance and recommended compensation levels for the Company's executive officers are discussed with all of the independent non-management Directors.

What are the Company's Governance Practices Regarding Stock Awards?

The Board has established the following practices and policies regarding stock awards:

•	The Company's policy for setting the timing of equity grants does not allow executives to have any role in choosing the price of their equity awards;

•	The Company has never “back dated” or re-priced equity awards, and the 2007 Stock Incentive Plan states that re-pricing of options or other stock awards is not allowed;

•	The Company began utilizing restricted stock units, rather than stock options, for all employee equity awards effective in 2009;

•	Equity awards for employees are issued only on the fourth business day following the public quarterly filing of the Company’s Forms 10-K or 10-Q in order to allow the investment markets adequate time to assimilate the current financial information, and will be valued at the mean between the highest and lowest sales prices of the Company’s common stock on the NYSE on the date of issue; and

•	Annual performance-based equity awards for executive officers and certain employees are generally approved at the first Board meeting of each year and are issued on the fourth business day following the public filing of the Company’s Form 10-K.

The Compensation Committee and the Board consider recommendations from the Chief Executive Officer in establishing appropriate equity awards for officers and employees. All equity awards for the Named Executive Officers have been and will continue to be subject to the approval of the Compensation Committee and ratification by the full Board. The Company's Corporate Secretary is responsible for issuing equity awards upon their approval and maintaining records of all equity awards issued, exercised or terminated in accordance with the terms of the 2007 Stock Incentive Plan.

How does the Compensation Committee Utilize Independent Consultants?

Periodically, as provided for in the Compensation Committee Charter, the Compensation Committee retains an independent compensation consultant. The Committee determines the work to be performed by the consultant and has the ultimate authority to retain and terminate the consultant. The consultant works with management to gather data required in preparing analyses for Committee review.

In 2015, Willis Towers Watson was engaged by the Committee for the following executive compensation work:

•	Assessment of the Company’s executive pay level and mix of remuneration elements against approved market comparator;

•	Development of the revised performance-based equity program for the 2016 cycle, including determining appropriate peers, program mechanics and timeframe, and

•	Review and provide input to the Compensation Discussion and Analysis section of the 2015 Proxy Statement.

Other than the aforementioned engagement, Willis Towers Watson maintained no other direct or indirect business relationship with the Company. All executive compensation services provided by the independent compensation consultant are conducted under the direction and authority of the Compensation Committee and all work performed by Willis Towers Watson is approved by the Chairman of the Compensation Committee. Given these processes and by evaluating Willis Towers Watson against the SEC required factors, the Committee believes Willis Towers Watson was independent in its advice and counsel.

How Does the Company Evaluate its Compensation Program Risks?

The Compensation Committee evaluates risk deriving from compensation programs, and does not believe that our compensation program is reasonably likely to have a material adverse effect on the Company for the following reasons:

•	Executive compensation is structured to consist of both fixed compensation, which provides a steady income stream regardless of stock price performance, and variable incentive compensation, which is designed to reward both short-term and long-term corporate performance, and shareholder returns. Fixed, base-salary compensation is both market-competitive and sufficient to make risk-taking to achieve a living wage unnecessary. Short-term cash incentive compensation is awarded based on achievement of operating profit goals, while significant weighting toward long-term equity incentive compensation based on multi-year operating performance targets discourages short-term risk-taking;
•	The variable elements of cash compensation are contingent upon the achievement of pre-determined profitability goals, and the variable elements of equity compensation are contingent upon the performance of the Company’s total shareholder returns compared to the performance of total shareholder returns for the Russell 2000 index over multi-year periods. Due to the nature of the Company’s business, there is minimal subjectivity in the financial results on which this compensation is based;
•	Performance goals are applicable Company-wide to our executives and employees alike to encourage consistent behavior throughout the organization;
•	Approval of the Board of Directors is required prior to the payment of any incentive compensation;
•	Equity ownership guidelines of three times base salary for the CEO and two times base salary for the other NEOs discourage excessive risk taking by providing an incentive for executives to consider the Company’s long-term interests, since a portion of their personal investment portfolio consists of Company stock; and
•	The Company has strict internal controls over the measurement and calculation of performance goals, and all employees are required to receive annual compliance training under our Corporate Governance Guidelines, which cover, among other things, accuracy of books and records.

EXECUTIVE COMPENSATION

The following table summarizes the target cash and equity compensation approved by the Board of Directors for each of the executive officers named in the Summary Compensation Table for 2013 through 2016. See “SUMMARY COMPENSATION TABLE” below for actual compensation earned by the Named Executive Officers in 2013, 2014 and 2015.

TARGET COMPENSATION TABLE

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary (1)	Bonus	Profit Sharing	Performance Based Non- Equity Compensation Opportunity	Performance Based Stock Award Opportunity (2)	Retention Award Opportunity (3)	All Other Compen- sation (4)	Total Target Compensation

Michael O. Fifer Chief Executive Officer and Director (5)	2016 2015 2014 2013	$575,000 $550,000 $550,000 $500,000	$0 $0 $0 $0	$86,300 $82,500 $137,500 $125,000	$575,000 $550,000 $550,000 $500,000	$575,000 $550,000 $550,000 $500,000	$575,000 $550,000 $550,000 $0	$1,800,000 $136,653 $150,400 $135,100	$4,186,300 $2,419,153 $2,487,900 $1,760,100

Christopher J. Killoy President and Chief Operating Officer (5)	2016 2015 2014 2013	$370,000 $350,000 $350,000 $300,000	$0 $0 $0 $0	$55,500 $52,500 $87,500 $75,000	$277,500 $262,500 $262,500 $200,000	$277,500 $262,500 $262,500 $200,000	$277,500 $262,500 $262,500 $0	$1,200,000 $71,484 $91,100 $64,600	$2,458,000 $1,261,484 $1,316,100 $839,600

Thomas A. Dineen Vice President, Treasurer and Chief Financial Officer	2016 2015 2014 2013	$300,000 $285,000 $285,000 $250,000	$0 $0 $0 $0	$200,000 $42,750 $71,250 $62,500	$200,000 $190,000 $190,000 $166,667	$200,000 $190,000 $190,000 $166,667	$200,000 $190,000 $190,000 $0	$500,000 $61,490 $65,700 $62,800	$1,600,000 $959,240 $991,950 $708,634

Mark T. Lang Group Vice President	2016 2015 2014 2013	$300,000 $285,000 $285,000 $275,000	$0 $0 $0 $0	$200,000 $42,750 $71,250 $68,750	$200,000 $190,000 $190,000 $183,333	$200,000 $190,000 $190,000 $183,333	$200,000 $190,000 $190,000 $0	$600,000 $66,684 $84,400 $64,400	$1,700,000 $964,434 $1,010,650 $774,816

Thomas P. Sullivan Vice President of Newport Operations	2016 2015 2014 2013	$300,000 $285,000 $285,000 $250,000	$0 $0 $0 $0	$200,000 $42,750 $71,250 $62,500	$200,000 $190,000 $190,000 $166,667	$200,000 $190,000 $190,000 $166,667	$200,000 $190,000 $190,000 $0	$500,000 $63,002 $65,700 $64,600	$1,600,000 $960,752 $991,950 $710,434

Notes to Target Compensation Table

(1)	Salary increases, if any, for the Named Executive Officers are generally approved at the first Board meeting of each calendar year, and are effective as soon as practicable thereafter. Target salary amounts may therefore not tie to actual salaries shown in the “SUMMARY COMPENSATION TABLE” below.
(2)	Represents performance-based RSU awards as described in the Compensation Discussion and Analysis section titled, “How are Equity Compensation Awards Determined?”

(3)	Beginning in 2014, the NEOs received annual RSU retention awards equal to their annual performance-based equity compensation opportunity.
(4)

Represents accrued dividends paid upon issuance of vested equity awards and the employer matching contributions made under the Company’s 401(k) Plan. Actual “All Other Compensation” received may include additional “fringe benefit” items as shown in the “SUMMARY ALL OTHER COMPENSATION TABLE” below.

(5)	Until January 1, 2014, Mr. Fifer’s title was President and Chief Executive Officer and Mr. Killoy’s title was Vice President of Sales and Marketing.

2015 Summary Compensation Table

The following table summarizes total compensation paid or earned by the Company's Named Executive Officers during 2015.

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary	Bonus (1)	Profit Sharing (2)	Perfor- mance Based Non- Equity Compen- sation Awards (3)	Time Based Stock Option Awards	Perfor- mance Based Stock Awards (4)	Time Based Stock Awards (5)	All Other Compen- sation (6)	Total Compen- sation

Michael O. Fifer Chief Executive Officer and Director	2015 2014 2013	$550,000 $550,000 $500,000	$0 $67,969 $0	$80,824 $87,726 $157,281	$640,750 $0 $1,210,000	$0 $0 $0	$550,000 $1,100,000 $500,000	$550,000 $0 $0	$136,653 $177,368 $137,434	$2,508,227 $1,983,063 $2,504,715

Christopher J. Killoy President and Chief Operating Officer	2015 2014 2013	$350,000 $350,000 $300,000	$0 $43,812 $0	$51,433 $56,939 $94,822	$305,812 $0 $486,580	$0 $0 $0	$262,500 $525,000 $200,000	$262,500 $0 $0	$75,542 $127,961 $68,018	$1,307,787 $1,103,712 $1,149,420

Thomas A. Dineen Vice President, Treasurer and Chief Financial Officer	2015 2014 2013	$285,000 $285,000 $250,000	$0 $35,078 $0	$41,881 $45,173 $78,641	$221,350 $0 $403,333	$0 $0 $0	$190,000 $381,900 $166,667	$190,000 $0 $0	$64,187 $126,630 $63,607	$992,418 $873,781 $962,248

Mark T. Lang Group Vice President	2015 2014 2013	$285,000 $285,000 $275,000	$0 $35,469 $0	$41,881 $45,956 $86,505	$221,350 $0 $443,667	$0 $0 $0	$190,000 $381,900 $183,333	$190,000 $0 $0	$66,684 $86,685 $98,708	$994,915 $835,010 $1,087,213

Thomas P. Sullivan Vice President of Newport Operations	2015 2014 2013	$285,000 $285,000 $250,000	$0 $35,078 $0	$41,881 $45,173 $78,641	$221,350 $0 $403,333	$0 $0 $0	$190,000 $381,900 $166,667	$190,000 $0 $0	$63,002 $89,189 $65,810	$991,233 $836,340 $964,451

Notes to Summary Compensation Table

(1)	This column represents the discretionary bonus equal to 12.5% of base salary for each of the Named Executive Officers authorized by the Board of Directors for 2014.

(2)

See Compensation Discussion and Analysis section titled, “How are Profit Sharing and Bonuses Determined?” above for an explanation of how the amount of profit sharing is determined and then allocated amongst recipients.

(3)

See Compensation Discussion and Analysis section titled “How are Profit Sharing and Bonuses Determined?” and “TARGET COMPENSATION TABLE” above for further information regarding the Named Executive Officers’ performance-based compensation.

(4)

See Note 13 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules. See “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2015 TABLE” below for further information regarding stock options and restricted stock units granted to each Named Executive Officer.

(5)	This column represents a time-based retention awards issued in 2015 subject to continued employment until, and cliff-vesting as of March 3, 2018.
(6)	See “SUMMARY ALL OTHER COMPENSATION TABLE” below for additional information.

Summary All Other Compensation Table

Named Executive Officer	Year	Change in Pension Value, Non-qualified Deferred Compensation Earnings (1)	Taxable Value of Perquisites Received (2)	Taxable Premiums Paid by the Company for Group Term Life Insurance	Company Matching and Discretionary 401(k) Plan Contributions (3)	Accrued Dividends Related to Equity Awards (4)	Relocation and Temporary Living and Related Tax Gross-Ups and Commuting Allowances (5)	Total

Michael O. Fifer	2015 2014 2013	$0 $24,647 $0	$0 $0 $0	$2,322 $2,322 $2,322	$23,850 $23,400 $22,950	$110,481 $126,999 $112,162	$0 $0 $0	$136,653 $177,368 $137,434
Christopher J. Killoy	2015 2014 2013	$0 $29,609 $0	$274 $0 $0	$7,224 $7,224 $3,450	$23,850 $23,400 $22,950	$44,194 $67,728 $41,618	$0 $0 $0	$75,542 $127,961 $68,018
Thomas A Dineen	2015 2014 2013	$0 $60,087 $0	$2,697 $0 $0	$810 $810 $810	$23,850 $23,400 $22,950	$36,830 $42,333 $39,847	$0 $0 $0	$64,187 $126,630 $63,607
Mark T. Lang	2015 2014 2013	$0 $0 $0	$0 $0 $0	$2,322 $2,322 $2,322	$23,850 $23,400 $22,950	$40,512 $60,963 $41,464	$0 $0 $31,972	$66,684 $86,685 $98,708
Thomas P. Sullivan	2015 2014 2013	$0 $21,842 $0	$0 $268 $0	$2,322 $1,346 $1,242	$23,850 $23,400 $22,950	$36,830 $42,333 $41,618	$0 $0 $0	$63,002 $89,189 $65,810

Notes to All Other Compensation Table

(1)	Represents the increased change in pension value for each fiscal year for each of the Named Executive Officers. The Company fully funded and terminated its hourly and salaried defined-benefit pension plans in accordance with Internal Revenue Service and Pension Benefit Guaranty Corporation requirements in the fourth quarter of 2014. The amount in 2014 represents the benefit received by the Named Executive Officers resulting from the termination of the pension plans. No Named Executive Officer had any deferred compensation.

(2)	Represents the reportable taxable value of Company products received for travel expenses for executive physicals for Named Executive Officers.

(3)	Consists of matching contributions made under the Company’s 401(k) Plan to the Named Executive Officers who participated in the 401(k) Plan, based on their deferrals for each 401(k) Plan year. Also includes supplemental employer discretionary contributions made to all plan participants.

(4)	Consists of accrued dividends paid upon the vesting and conversion of RSUs awarded in prior years.

(5)	Consists of relocation expenses. Commuting allowance and relocation expenses reimbursements are not subject to gross-up for taxes by the Company.

GRANTS OF PLAN-BASED AWARDS TABLE

The following Grants of Plan-Based Awards table accompanies the Summary Compensation Table and provides additional detail regarding grants of incentive-plan based equity awards made in 2015.

Named Executive Officer	Grant Date	Time- Based Stock Option Awards	Performance- Based Restricted Stock Unit Awards (1)	Time- Based Restricted Stock Unit Awards	Exercise Price of Option Awards or Base Price of Stock Awards (2) ($/Share)	Grant Date Fair Value (3)
Michael O. Fifer	3/3/15 3/3/15		10,436	10,436	$52.70 $52.70	$550,000 $550,000
Christopher J. Killoy	3/3/15 3/3/15		4,981	4,981	$52.70 $52.70	$262,500 $262,500
Thomas A. Dineen	3/3/15 3/3/15		3,605	3,605	$52.70 $52.70	$190,000 $190,000
Mark T. Lang	3/3/15 3/3/15		3,605	3,605	$52.70 $52.70	$190,000 $190,000
Thomas P. Sullivan	3/3/15 3/3/15		3,605	3,605	$52.70 $52.70	$190,000 $190,000

Notes to Grant of Plan-Based Awards Table

(1)	See Compensation Discussion and Analysis section titled “How are Equity Compensation Awards Determined” and “TARGET COMPENSATION TABLE” above for further information regarding the Named Executive Officers’ performance-based RSU compensation.

(2)	The base price of the RSU awards was the mean of the highest and lowest sales price of the Common Stock as of the date of grant.

(3)	Amounts shown represent the total grant date fair value calculated in accordance with the provisions of FASB ASC 718, and are shown at the maximum unit value expected upon achievement of the performance or time-based goals of the awards. See Note 13 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules.

Outstanding Equity Awards at Fiscal Year-End 2015 Table

The following table reflects outstanding equity grants as of December 31, 2015 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015
STOCK AWARDS
Named Executive Officer	Description of Awards (1)(2)	Number of Shares or Units of Stock That Have Not Vested	Grant Date Value of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)
Michael O. Fifer	2015 Retention RSUs 2015 Performance RSUs 2014 Retention RSUs 2014 Performance RSUs 2013 Performance RSUs 2012 Retention RSUs	10,436 10,436 8,696 8,696 8,677 50,000	$550,000 $550,000 $550,000 $550,000 $500,000 $2,158,500	$622,090 $622,090 $518,369 $518,369 $517,236 $2,980,500
Christopher J. Killoy	2015 Retention RSUs 2015 Performance RSUs 2014 Retention RSUs 2014 Performance RSUs 2013 Performance RSUs	4,981 4,981 4,150 4,150 3,471	$262,500 $262,500 $262,500 $262,500 $200,000	$296,917 $296,917 $247,382 $247,382 $206,906
Thomas A. Dineen	2015 Retention RSUs 2015 Performance RSUs 2014 Retention RSUs 2014 Performance RSUs 2013 Performance RSUs	3,605 3,605 3,004 3,004 2,892	$190,000 $190,000 $190,000 $190,000 $166,667	$214,894 $214,894 $179,068 $179,068 $172,392
Mark T. Lang	2015 Retention RSUs 2015 Performance RSUs 2014 Retention RSUs 2014 Performance RSUs 2013 Performance RSUs	3,605 3,605 3,004 3,004 3,181	$190,000 $190,000 $190,000 $190,000 $183,333	$214,894 $214,894 $179,068 $179,068 $189,619
Thomas P. Sullivan	2015 Retention RSUs 2015 Performance RSUs 2014 Retention RSUs 2014 Performance RSUs 2013 Performance RSUs	3,605 3,605 3,004 3,004 2,892	$190,000 $190,000 $190,000 $190,000 $166,667	$214,894 $214,894 $179,068 $179,068 $172,392

Notes to Outstanding Equity Awards at Fiscal Year End Table

(1)	Awards of restricted stock unit awards as shown below:
•	Performance-based RSUs: Performance-based RSUs have both performance triggers and three-year time-based triggers. The 2014 Retention RSUs also have both performance triggers and three-year time-based triggers. In 2014, the performance-based trigger for the 2013 awards was determined by the Board of Directors to have been achieved, and the awards therefore vested on March 3, 2016; and
•	Time-Based RSUs: The 2015 Retention RSUs are time-based retention awards and are subject to continued employment until, and cliff-vesting as of December 31, 2016, respectively.
(2)	There were no outstanding option awards for the NEOs as of December 31, 2015.
(3)	Amounts shown represent the full grant date fair value of the awards calculated in accordance with the provisions of FASB ASC 718, and are shown at the maximum unit value expected upon achievement of the time-based goals of the awards.
(4)	Amounts shown represent the fair market value of the awards based on the $59.61 closing price of the Company’s Common Stock on December 31, 2015.

OPTION EXERCISES AND STOCK VESTED IN 2015 TABLE

The following table sets forth the value of equity realized by the Named Executive Officers upon the vesting of restricted stock units that converted into shares of stock during 2015. (For further information on stock options and grants made in 2015 to the Named Executive Officers, see the “GRANTS OF PLAN-BASED AWARDS TABLE” above.)

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (1)	Value Realized Upon Exercise (2)	Number of Shares Acquired Upon Vesting (1)	Value Realized Upon Vesting (2)
Michael O. Fifer			161,582	$9,551,871
Christopher J. Killoy			104,633	$6,205,159
Thomas A. Dineen			41,361	$2,438,850
Mark T. Lang			54,247	$3,204,317
Thomas P. Sullivan			41,361	$2,438,850
Total			403,184	$23,839,047

Notes to Options Exercised and Stock Vested Table

(1)	The amounts shown represent the aggregate gross number of shares acquired by the Named Executive Officers upon the exercising of stock options and/or the vesting of stock awards. The Named Executive Officers elected to make “cashless” exercises or conversions, whereby the exercise price and withholding taxes related to the exercise or issuance were paid with shares based on the closing price of the Common Stock on the exercise or issuance.
(2)	The amounts shown represent the aggregate dollar amount realized by the Named Executive Officers upon the exercising of stock options and/or the vesting of stock awards. The aggregate dollar amount, if any, realized upon the exercise of stock options is calculated by determining the difference between the closing price of the Common Stock at exercise and the exercise price of the options. The aggregate dollar amount realized upon the vesting of stock awards is calculated by multiplying the number of shares of stock vested by the closing price of the Common Stock on the vesting date.

Potential Payments upon Termination or Change in Control

Payments on Change in Control

In the event of a potential change in control of the Company, it is vitally important that executives be able to continue working in the best interest of our stockholders. For that reason, the Company has entered into severance agreements with each Named Executive Officer designed to provide salary and medical benefit continuance in the event of the termination of his employment under certain circumstances. The Company’s severance agreements are not employment contracts and do not specify an employment term, compensation levels or other terms or conditions of employment. There are also change-in-control provisions in the Company’s stock option and restricted stock agreements.

Covered Terminations and Severance Payments Pursuant to Change in Control Agreements

Each of the Named Executive Officers’ severance agreements provide for the following severance benefits, if during the term of the agreement: (A) he is terminated without cause or (B) there is a Change in Control and a subsequent reduction of his salary or a diminution of his duties and thereafter he terminates his employment within 90 days. In the situation described in clause (A) above, he will receive a lump sum cash payment equal to 12 months of his annual base salary, if employed for less than five years, or 18 months of his annual base salary if employed for five or more years, and continued insurance benefits. Mr. Fifer’s severance agreement provides for 18 months of his annual base salary. In the situation described in clause (B) above, each Named Executive Officer will receive a lump sum cash payment equal to 18 months of his annual base salary and 100% of his target cash bonus and continued insurance benefits. In both cases, such continued insurance benefits are to be paid to the Named Executive Officer net of employee contributions for a period equal to the number of months of severance pay.

In all cases, payment of severance benefits will be subject to the six-month deferral requirements under the IRS Tax Code Section 409A. All of the severance agreements have a one-year term, subject to automatic renewal on each anniversary of its date unless (A) the Named Executive Officer gives notice of his intention to terminate his employment, or (B) the Company gives notice of its intention not to renew the agreement at least one year in advance. The amount of severance and benefits are generally determined based on competitive market practices for executives at this level. The Compensation Committee also takes into consideration that executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market and often have a large percentage of their personal wealth dependent on the status of the Company, given the fact that a large part of their compensation is equity-based.

Change in Control Events and Severance Benefits Not Covered by the Severance Agreements

The 2007 Stock Incentive Plan provides for accelerated vesting of stock awards that an executive has already received, not for additional payments. The 2007 Stock Incentive Plan has a single trigger change in control accelerated vesting component, which will apply unless, in the case of a merger or acquisition of the Company by another business entity, the surviving, continuing, or purchasing corporation assumes the awards previously issued under that plan.

Change in Control Definition

Generally, under the severance agreements and the 2007 Stock Incentive Plan, a “Change in Control” will be deemed to have occurred:

•	When any person acquires a significant percentage of the voting power of the Company (25% or more under the 2007 Stock Incentive Plan);

•	If a majority of the Board members change, unless the new Directors are elected or nominated for election by at least two-thirds of the existing Board members;

•	Upon the acquisition of the Company; or

•	Upon the liquidation or dissolution of the Company (with approval of the stockholders).

Termination by Death or Disability

In the event of death or disability, executives receive no payment other than through life insurance or disability insurance available to salaried employees generally. Under the 2007 Stock Incentive Plan, vested options are exercisable in the case of death or disability within the greater of: 30 days, or one-fourth of the length of time elapsed since the options first vested to the date of termination. In no case can options be exercised beyond the expiration date of the award. Subject to the terms of the applicable award agreements, performance-based restricted stock unit awards that have met the performance-based trigger and retention awards will become issuable in the event of disability or death.

In the event of termination by death or disability, the executive or his or her estate will receive his or her bonus to the extent earned.

Termination by Retirement

Executives were eligible to participate in the Company's Pension Plan until December 31, 2007, the effective date of the plan’s “freeze.” None of the Named Executive Officers was eligible for normal retirement, and none of the Named Executive Officers accrued service under the Pension Plan beyond December 31, 2007. Employees are eligible for normal retirement when they have worked for the Company for at least five years and reached age 65 and are eligible for early retirement when they have worked for the Company for at least 10 years and reached age 59-1/2. Pension benefits are described under “PENSION PLANS” below. Subject to the terms of the applicable award agreements, performance-based restricted stock unit awards that have met the performance-based trigger will become issuable in the event of retirement. Retention awards will be forfeited in the event of retirement before their vesting date.

In the event of termination by retirement, the executive will receive his or her bonus to the extent earned.

Voluntary and Involuntary Termination

The severance benefits for the Named Executive Officers include base salary and medical insurance continuation in cases of termination without cause for a minimum of 12 months and a maximum of 18 months. Mr. Fifer’s severance agreement provides for 18 months of his annual base salary in the event of his termination without cause. Under the 2007 Stock Incentive Plan, vested options awarded to the Named Executive Officers are exercisable in the case of voluntary termination or involuntary termination without cause within the greater of: 30 days, or one-fourth of the length of time elapsed since the options first vested to the date of termination. Performance-based restricted stock unit awards will terminate upon the date of voluntary or involuntary termination, whether or not the award has met the performance-based trigger. In the case of involuntary termination without cause, retention awards will be issuable based on the number of days of service elapsed since the award date divided by the number of days from the award date to the full vesting date.

If any employee voluntarily or involuntarily without cause terminates his or her employment, the employee will receive his or her bonus to the extent earned. If an employee is terminated for cause, any bonus is forfeited.

Retention and Transition Agreements

The Company may enter into retention or “transition” agreements from time to time with executives who retire or voluntarily terminate their employment with the Company in order to facilitate the management transition of the executives’ areas of responsibility. There are no retention or transition agreements in effect as of the date of this Proxy Statement.

POTENTIAL AND ACTUAL PAYMENTS UNDER SEVERANCE AGREEMENTS TABLE

The table below sets forth the terms and estimated potential payments and benefits provided in each termination circumstance for the Company's Named Executive Officers as of December 31, 2015. The potential amounts shown in the table do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to the Company's salaried employees generally.

Named Executive Officer	Severance Agreement	Performance- Based Non- Equity Compensation Payment (1)	Number of Equity Awards- That Vest (2)	Continuation of Medical Welfare Benefits (3)	Aggregate Payments (4)
Michael O. Fifer
Change In Control	$862,500	$862,500	96,941	$30,690	$1,755,690
Termination without Cause	$862,500	$0	52,156	$30,690	$893,190
Retirement	n/a	$575,000	8,677	$0	$575,000
Death or Disability	n/a	$575,000	96,941	$0	$575,000
Christopher J. Killoy
Change In Control	$555,000	$421,880	21,733	$30,690	$1,007,570
Termination without Cause	$555,000	$0	85,131	$30,690	$585,690
Retirement	n/a	$281,250	3,471	$0	$281,250
Death or Disability	n/a	$281,250	21,733	$0	$281,250
Thomas A. Dineen
Change In Control	$450,000	$300,000	16,110	$30,690	$780,690
Termination without Cause	$450,000	$0	4,094	$30,690	$480,690
Retirement	n/a	$200,000	2,892	$0	$200,000
Death or Disability	n/a	$200,000	16,110	$0	$200,000
Mark T. Lang
Change In Control	$450,000	$300,000	16,399	$30,690	$780,690
Termination without Cause	$450,000	$0	4,383	$30,690	$480,690
Retirement	n/a	$200,000	3,181	$0	$200,000
Death or Disability	n/a	$200,000	16,399	$0	$200,000
Thomas P. Sullivan
Change In Control	$450,000	$300,000	16,110	$30,690	$780,690
Termination without Cause	$450,000	$0	4,094	$30,690	$480,690
Retirement	n/a	$200,000	2,892	$0	$200,000
Death or Disability	n/a	$200,000	16,110	$0	$200,000

Notes to Potential and Actual Payments Under Severance Agreements Table

(1)	The performance-based non-equity compensation payment under Retirement or Death or Disability shall be prorated to the extent earned during the partial year prior to Retirement or Death or Disability. The amount show is the nominal bonus at 100% achievement of goals for a full 12 months.

(2)	Includes RSU awards subject to vesting.

(3)	Includes continuation of health insurance coverage assuming family coverage for potential severance recipients.

(4)	Aggregate payments exclude number of RSUs that vest.

pension plans

All employees, including the individuals named in the Summary Compensation Table above, are eligible to participate in the Company’s 401(k) Plan, subject to IRS plan limits. The 401(k) Plan provides participation and immediate vesting upon three months of service, a safe harbor match for all participants and supplemental discretionary employer contributions for all eligible employees.

Until January 1, 2008, all of the Company's salaried employees participated in the Sturm, Ruger & Company, Inc. Salaried Employees' Retirement Income Plan (the “Pension Plan”), a defined benefit pension plan, which generally provided annual pension benefits at age 65 in the form of a straight life annuity in an amount equal to: 1-1/3% of the participant's final average salary (highest 60-consecutive-month average annualized base pay during the last 120 months of employment) less 0.65% of the participant's Social Security covered compensation, multiplied by the participant's years of credited service up to a maximum of 25 years.

The Company fully funded and terminated its hourly and salaried defined-benefit pension plans in accordance with Internal Revenue Service and Pension Benefit Guaranty Corporation requirements in the fourth quarter of 2014. Accordingly, the Named Executive Officers had their pension benefits either converted into a lump sum cash payment or an annuity contract placed with an insurance carrier. The Named Executive Officers will not receive any further benefit from the pension plans.

Stockholder Proposals and Director Nominations for 2017

To be considered for inclusion in the Proxy Statement distributed by the Company in connection with next year's Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to the Company delivered or mailed by first class United States mail, postage prepaid, no earlier than January 4, 2017 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders), and no later than February 3, 2017 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders). Any stockholder proposal to be considered at next year's Annual Meeting of Stockholders, but not included in next year's Proxy Statement, must also be submitted in writing to the Company by February 10, 2017.

Recommendations for nominees to stand for election as Directors at next year's Annual Meeting of Stockholders must be received in writing delivered or mailed by first class United States mail, postage prepaid, no earlier than January 4, 2017 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders), and no later than February 3, 2017 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders) and include the information as required under “THE BOARD OF DIRECTORS AND ITS COMMITTEES – Nominating and Corporate Governance Committee” described above.

All stockholder proposals or Director nominations should be submitted to Kevin B. Reid, Sr., Corporate Secretary, Sturm, Ruger & Company, Inc., Lacey Place, Southport, Connecticut 06890.

Stockholder and Interested Party Communications with the Board of Directors

The Board has adopted a method by which stockholders and interested parties can send communications to the Board. Stockholders and interested parties may communicate in writing any questions or other communications to the Chairman or non-management Directors of the Board through the following methods:

•	by contacting the Corporate Secretary at Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890;
•	by telephone at (203) 259-7843;
•	by fax at (203) 256-3367; or
•	by calling the Company's corporate communications telephone “hotline” at 1-800-826-6762 or via the hotline’s website at www.ruger.alertline.com. These hotlines are monitored 24 hours a day, 7 days a week.

Stockholders or interested parties may also communicate in writing any questions or other communications to the management Directors of the Board in the same manner.

Stockholders may contact the Corporate Secretary at (203) 259-7843 or Computershare Investor Services, LLC, which is the Company's stock transfer agent, at (312) 360-5190 or www.computershare.com for questions regarding routine stockholder matters.

 Other Matters

Management of the Company does not intend to present any business at the Meeting other than as set forth in Proposal 1, 2 and 3 of the attached Notice of Annual Meeting of Stockholders, and it has no information that others will present any other business at the Meeting. If other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby in accordance with their judgment on such matters.

The Company, upon written request, will provide without charge to each person entitled to vote at the Meeting a copy of its Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2015, including the financial statements and financial statement schedules. Such requests may be directed to Kevin B. Reid, Sr., Corporate Secretary, Sturm, Ruger & Company, Inc., Lacey Place, Southport, Connecticut 06890.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin B. Reid, Sr.
Corporate Secretary

Southport, Connecticut
March 24, 2016

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STURM, RUGER & COMPANY, Inc.

LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two votingmethods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 3, 2016. Vote by Internet • Go to www.envisionreports.com/RGR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Election of Directors — The Board of Directors unanimously recommends a vote FOR the election of eight Directors: 1. Nominees: For Withhold For Withhold For Withhold + 01 - John A. Cosentino, Jr. 02 - Michael O. Fifer 03 - Sandra S. Froman 04 - C. Michael Jacobi 05 - Terrence G. O'Connor 06 - Amir P. Rosenthal 07 - Ronald C. Whitaker 08 - Phillip C. Widman Issues — The Board of Directors unanimously recommends a vote FOR proposals 2 and 3. For Against Abstain For Against Abstain 2. The ratification of the appointment of RSM US LLP as 3. An advisory vote on the compensation of the Company’s the Independent Auditors of the Company for the 2016 Named Executive Officers. fiscal year. Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — Date and Sign Below — This section must be completed for your vote to be counted. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02A95B .. • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — STURM, RUGER & COMPANY, INC. ONE LACEY PLACE, SOUTHPORT, CONNECTICUT 06890 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 3, 2016. The undersigned hereby appoints Michael O. Fifer and Kevin B. Reid, Sr. as Proxies, each with the full power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Sturm, Ruger & Company, Inc. (the “Company”), held of record by the undersigned on March 14, 2016 at the Annual Meeting of Stockholders to be held on May 3, 2016 or any adjournment or postponement thereof. The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all Directors, “FOR” proposals 2 and 3 and at their discretion on any other matter that may properly come before the meeting. Please sign exactly as name appears on other side of this proxy form. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.)